Exhibit 10.02

Eastman Chemical Company
P.O. Box 431
Kingsport, Tennessee 37662-5075

RETIREMENT AGREEMENT: RELEASE AND WAIVER

I, David Golden (“Employee”), agree that my employment with Eastman Chemical Company (the “Company”) will end effective August 1, 2019 (the “Retirement Date”). Employee recognizes that he will be removed from the Company’s payroll and his employment relationship with the Company will be terminated for all purposes on the Retirement Date. Further, Employee hereby resigns from all other positions and offices, if any, that he holds with the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective as of the Retirement Date.

The Company and I acknowledge that the Severance Amount described in the Attachment to the Retirement Agreement: Release and Waiver constitute special severance benefits being provided, in the Company’s discretion, due to my unique circumstances. The Company and I acknowledge that the Company is not required to provide these special severance benefits under the terms of any Company personnel policy or any Company benefit policy, plan or agreement; that these severance benefits are not being provided in substitution for any pre-existing right to compensation that I have forfeited; and that I am entering into this Retirement Agreement: Release and Waiver in exchange for consideration in addition to anything of value that I am otherwise entitled to receive from the Company. It is understood that no consideration other than that described herein will be paid to me for any reason and that the Company and other Released Parties will have no further obligation to me. I am waiving all claims that I have or could assert against the Company of any of the Released Parties. I acknowledge and agree that my right to receive the benefits described in the Attachment is specifically conditioned on my signing and not revoking this Retirement Agreement: Release and Wavier.

Release. In consideration of the Company providing the benefits described in the Attachment, I hereby irrevocably and unconditionally release and forever discharge the Company and all directors, officers, agents, employees of the Company, and subsidiaries, affiliates, predecessors, and successors (collectively referred to as “Released Parties”), of all claims (including lawsuits, rights, causes of action, or demands) that I have or could assert against any of them, including, but not limited to, any and all claims resulting from my employment with the Company and/or the termination of such employment.

The signing of this “Retirement Agreement: Release and Waiver” by me RELEASES, DISCHARGES AND WAIVES ALL CLAIMS that I had or may now have against the Company and/or any of the Released Parties. These claims which I am releasing include, but are not limited to, any and all negligence and tort claims, discrimination claims of any type, contract claims, defamation claims, wrongful discharge claims, claims for wages, claims for benefits and claims arising pursuant to any federal or state law, statute, ordinance, rule or regulation with the exception of any action the law precludes me from waiving by agreement.

Exhibit 10.02

The claims released specifically include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, and the Civil Rights Act of 1991, including claims for discrimination on the basis of race, color, gender, national origin or religion, the Rehabilitation Act, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family and Medical Leave Act. This Retirement Agreement: Release and Waiver is also intended to and shall release the Company from any and all wage and hour related claims arising out of or in any way connected with Employee’s employment with the Company, to the maximum extent permitted by federal and state law.

I also release, discharge and waive any claims pursuant to the Tennessee Human Rights Act (Section 4-21-101 et seq. of the Tennessee Code), the Tennessee Whistleblower statute (Section 50-1-304 of the Tennessee Code), the Tennessee wage and/or equal pay law (Section 50-2-201 of the Tennessee Code); the Tennessee plant closing statue (Section 50-1-601 of the Tennessee Code) and any other applicable Tennessee Code (including, but not limited to, Sections 4-21-408, 8-50-103, 50-3-103, 50-3-2001 of the Tennessee Code); or any other Tennessee statute or law.

I acknowledge that I have no knowledge of any actions or inactions by any of the Released Parties which I believe could possibly constitute a basis for a claimed violation of any federal, state or local law, any common law or any rule which might apply to the Released Parties.

I understand that this Retirement Agreement: Release and Waiver does not waive or forfeit my right to any vested benefits or entitlements under any applicable Company benefit or compensation plan, policy or arrangement that I participated in during my employment with the Company.

Nothing contained in this Retirement Agreement: Release and Waiver limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that the Retirement Agreement: Release and Waiver does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

Taxes. All payments described in the Attachment shall be subject to the Company’s withholding of all applicable federal, state and local income and employment/payroll taxes (including FICA taxes), and all such payments shall be net of such tax withholding. Notwithstanding any other provision of this Retirement Agreement: Release and Waiver, the Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee hereunder, and Employee shall be responsible for any taxes imposed on Executive with respect to any such payment.

It is intended that this Retirement Agreement: Release and Waiver shall comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, so as not to subject me to the payment of additional taxes and interest under Section 409A of the Code. This Retirement Agreement: Release and Waiver shall be interpreted, operated and administered in a manner consistent with and in furtherance of this intent.

Exhibit 10.02

Non-competition. I expressly agree and covenant that for a period of two years after the end of my employment with the Company, I will not, without Company approval, as a principal, agent, consultant, or employee, engage in any work or other activity, where:

a.	Such work or activity is in competition with the Company’s business activities or interests; and

b.	I was involved, directly or indirectly, with the same customers, similar products, or same regional geographies as the Company.

Nondisclosure of Confidential, Attorney-Client, Attorney Work Product Information. I acknowledge that all information pertaining directly or indirectly to the Company’s business is Confidential Information unless such information has already been disclosed in public literature. I shall treat all such information as confidential. I agree that, except as expressly authorized by the Company in writing, I will not at any time disclose to any person or entity or use any Confidential Information in any manner whatsoever without the prior written consent of the company. I further agree that I will not disclose any communications that the Company believes are protected under the attorney-client privilege, the work product doctrine, or any other privilege at common law.

Confidentiality. I agree not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Retirement Agreement: Release and Waiver or any fact concerning its negotiation, execution or implementation, except with (1) an attorney, accountant, or other advisor I engage; (2) the Internal Revenue Service or other governmental agency upon proper request; and (3) my immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others.

Notwithstanding any other provision in this Retirement Agreement: Release and Waiver, pursuant to the federal Defend Trade Secrets Act, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Return of Company Property. I agree that, upon request by the Company, and in any event upon termination of my employment, I shall turn over to the Company all documents, papers, electronic files or other materials, including all copies in my possession or under my control, which may contain or be derived from Confidential Information.

No Admission of Wrongful Conduct. I hereby acknowledges and agree that, by the Company providing the Severance Amount described in the Attachment and entering into this Retirement Agreement: Release and Waiver, the Company, including its past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, and the Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to me or my heirs, executors, administrators, assigns, agents, or other representatives.

Exhibit 10.02

Voluntary Execution. I acknowledge that I am executing this Retirement Agreement: Release and Waiver voluntarily and of my own free will and that I fully understand and intend to be bound by the terms of this Retirement Agreement: Release and Waiver. Further, I acknowledge that I received a copy of this Retirement Agreement: Release and Waiver on July 23, 2019, and have had an opportunity to carefully review this Retirement Agreement: Release and Waiver with my attorney prior to executing it or warrant that I choose not to have my attorney review this Retirement Agreement: Release and Waiver prior to signing. I acknowledge that I will be responsible for any attorneys’ fees incurred in connection with the review of this Retirement Agreement: Release and Waiver by my attorneys. This Retirement Agreement: Release and Waiver may be executed in counterparts and by signatures transmitted by fax or email.

Entire Agreement. This Retirement Agreement: Release and Waiver constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Retirement Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. Any amendments, additions or other modifications to this Retirement Agreement: Release and Waiver must be done in writing, signed by both parties, and subject to approval of the Company’s Board in order to be binding.

Successors and Assigns. This Retirement Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

Future Cooperation. As an express condition of the Severance Amount described herein, following the Separation Date, and thereafter, I agree that I shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. I agree that I will respond to any such requests from the Company promptly. I further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making myself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to reimburse Employee for any approved travel expenses incurred as a result of his cooperation with the Company.

Acceptance and Older Workers Benefit Protection Act Acknowledgements. Employee has at least twenty-one (21) days during which to consider this Retirement Agreement: Release and Waiver. Any modifications to this Retirement Agreement: Release and Waiver, whether material or immaterial, will not restart this twenty-one (21)-day period. Employee is not required to, but may, accept this Retirement Agreement: Release and Waiver by signing and returning it to the Company within twenty-one (21) days from the date this Retirement Agreement: Release and Waiver was communicated to Employee. If Employee does not sign and return this Retirement Agreement: Release and Waiver by August 12, 2019 (the “Release Deadline”), then all of the terms offered in this Retirement Agreement: Release and Waiver will expire and shall be deemed null and void and Employee shall not be entitled to any of the Severance Amount set forth in the Attachment.

Exhibit 10.02

Employee acknowledges and agrees that:

(a)	This Retirement Agreement: Release and Waiver and Attachment are written in plain and understandable language which Employee fully understands;

(b)	Employee was advised and hereby is advised in writing to consult with an attorney of Employee’s choice prior to signing this Release;

(c)	Employee is not waiving any claims that may arise after the execution of this Retirement Agreement: Release and Waiver; and,

(d)	The Severance Amount in the Attachment exceeds the amount to which Employee would have otherwise been entitled from the Company.

Revocation. Employee understands that this Retirement Agreement: Release and Waiver may be revoked for a period of seven (7) calendar days following Employee’s execution of the Retirement Agreement: Release and Waiver. The Retirement Agreement: Release and Waiver is not effective until this revocation period has expired. Employee understands that any revocation to be effective must be in writing and postmarked within seven (7) calendar days of the execution of this Retirement Agreement: Release and Waiver and addressed to: Perry Stuckey. If revocation is by mail, then certified mail with return receipt requested is recommended to show proof of mailing.

This Release shall become finally effective upon receipt of the signed document and the expiration of the above revocation period. No Severance Amount set forth in the Attachment shall be made until after the revocation period has expired.

Governing Law. This Retirement Agreement: Release and Waiver will be governed by Tennessee law. This document contains the sole and complete understanding concerning any and all matters relating in any way to my separation from employment with the Company. The terms of this document shall control and take precedent over any conflicting previous understandings or agreements.

* * *

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company hereby certify that they have read this Retirement Agreement in its entirety and voluntarily executed as of the date set forth under their respective signatures.

/s/ Perry Stuckey_          Date: July 29, 2019
Perry Stuckey III
Senior Vice President
Chief Human Resources Officer

/s/ David A. Golden______     Date: July 29. 2019
David A. Golden

Exhibit 10.02

ATTACHMENT FOR DAVID A. GOLDEN
RETIREMENT AGREEMENT: RELEASE AND WAIVER

Severance Pay. After the Retirement Date, and provided that the Employee signs and does not revoke the Retirement Agreement: Release and Waiver (the “Retirement Agreement”), the Company shall pay to the Employee an amount (the “Severance Amount”) equal to the sum of (a) fifty-two (52) weeks of base salary payments determined using the annual base salary approved by the Compensation Committee at the February 2019 meeting and (b) seventy-five percent (75%) of the amount specified in (a) as restoration of the Employee’s incentive compensation target award. The incentive payment will be paid in 2020 consistent with the date all UPP awards are paid out. The Severance Amount shall be paid in the form of salary continuation for fifty-two (52) weeks, on the Company’s first payroll date after the Retirement Date, less applicable tax withholding.

Continuation of Certain Benefits. For the four (4) month period beginning with the month in which the Retirement Date occurs (the “Benefits Coverage Period“), the Company will continue the Employee’s coverage (if any) under the Company’s group health, dental and employee-only life insurance plans, as in effect on the Retirement Date. Such coverage shall be subject to change by the Company in accordance with any changes the Company makes from time to time in the terms of such coverage for similarly-situated active employees. The continued coverage provided under the Company’s group health and dental benefit plans during the Benefits Coverage Period shall be counted as part of the maximum period of continued coverage permitted under COBRA. In addition, coverage under the Employee Assistance Program will be provided to the Employee during the Benefits Coverage Period. Call 800-796-4449 for assistance.

This writing contains a complete list of the employee's payments, benefits and other entitlements under the Retirement Agreement. The employee will be entitled to retirement benefits if he executes the Retirement Agreement and Release in addition to the payments and benefits outlined in this agreement. The employee will forfeit his right to the payments, benefits and other entitlements under the Retirement Agreement if the employee resigns his employment prior to the Retirement Date without the written consent of the Company’s Chief Executive Officer and Chairman of the Board.